Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 (File No. 333-115057) of Applied Imaging Corp. of our report dated April 26, 2005, except as to the stock split described in Note 15 which is as of June 22, 2005, relating to the financial statements and the financial statement schedule of Applied Imaging Corp., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 15, 2005